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Memory Pharmaceuticals Completes Enrollment in Phase 2a MEM 1003 Alzheimer’s Disease Trial

MONTVALE, N.J., April 5, 2007/PRNewswire-FirstCall/ — Memory Pharmaceuticals Corp. (Nasdaq: MEMY) today announced that it has completed enrollment in its Phase 2a trial of MEM 1003 in Alzheimer’s disease. The Company expects to report top-line results for this trial in the fourth quarter of 2007.

“Completion of enrollment in this trial is a key milestone in our Alzheimer’s disease programs,” said Stephen R. Murray, M.D., Ph.D., Vice President of Clinical Development. “We are excited that the MEM 1003 Phase 2a trial is nearing completion and are focused on reporting top-line results from both this trial, and our ongoing Phase 2a trial of MEM 3454 for Alzheimer’s disease, in the fourth quarter of this year.”

This Phase 2a clinical trial is a multi-center, randomized, double-blind, placebo-controlled study to evaluate the safety and efficacy of two dose levels of MEM 1003 in approximately 180 subjects with mild to moderate Alzheimer’s disease at over 50 centers in the United States. Subjects participating in the study were randomized at enrollment into one of three treatment groups — 30 mg of MEM 1003 twice a day, 90 mg of MEM 1003 twice a day or placebo twice a day. During the double-blind treatment segment of the study, subjects receive MEM 1003 or placebo for a period of 12 weeks, which is followed by a four week single-blind placebo treatment. The primary outcome measure of the trial is a twelve-week change in the Alzheimer’s Disease Assessment Scale — Cognitive subscale (ADAS — cog) score. Secondary measures will assess changes in activities of daily living, behavior and global function.

MEM 1003 is a neuronal L-type calcium channel modulator that Memory Pharmaceuticals is developing for the treatment of Alzheimer’s disease. By blocking L-type calcium channels, MEM 1003 may regulate the flow of calcium and reestablish normal levels of calcium, which may help treat and prevent the onset of Alzheimer’s disease.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia and depression. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; the outcome of clinical trials of Memory Pharmaceuticals’ drug candidates and whether they demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationship with Bayer; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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